Exhibit 5.1

February 26, 2021

SunHydrogen, Inc.

10 E. Yanonali, Suite 36

Santa Barbara, CA 93101

Re: Common Stock, Warrants, and Placement Agent Warrants registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SunHydrogen, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of (a) pursuant to the Securities Purchase Agreement dated February 24, 2021 (the “Purchase Agreement”) by and between the Company and the purchaser signatory thereto, an aggregate of (i) 95,238,096 shares of the Company’s common stock (the “Shares”) and (ii) warrants to purchase up to 71,428,572 shares of the Company’s common stock (the “Purchaser Warrants”), in a registered direct offering; and (b) pursuant to the engagement agreement, dated November 30, 2020, as amended (the “Engagement Agreement”), between the Company and H.C. Wainwright & Co., LLC (the “Placement Agent”), warrants to purchase up to 6,666,667 shares of common stock to be issued to the Placement Agent thereunder or its designees (the “Placement Agent Warrants,” and together with the Purchaser Warrants, the “Warrants”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Articles of Incorporation of the Company, as amended;

2. Bylaws of the Company;

3. The Purchase Agreement;

4. The Engagement Agreement, as amended;

5. Registration Statement on Form S-3 (Registration No. 333-252523) as filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 28, 2021, and declared effective on February 3, 2021 (the “Registration Statement”) pursuant to the Securities Act;

6. The prospectus supplement filed with the Commission on February 26, 2021 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated January 28, 2021; and

7. Written consent of the Board of Directors of the Company approving the Purchase Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America, the laws of the State of New York and the corporate laws of the State of Nevada and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that (i) the issuance and sale of the Shares and Warrants has been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in the manner described in the Prospectus Supplement, the Shares and Warrants will be validly issued, fully paid and non-assessable, (ii) when issued and sold in the manner described in the Prospectus Supplement, the Warrants will constitute the valid and binding obligations of the Company in accordance with the terms thereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iii) the shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized and, when issued in the manner described in the Prospectus Supplement and in accordance with the terms and conditions of the Warrants (including the due payment of any exercise price therefor specified in the Warrants), the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW